Exhibit 10.2

September 26, 2006

Ms. Sandra R.A. Karrmann
2620 King Arthur Blvd.
Lewisville, TX  75056

Amended and Restated Change of Control Agreement

Dear Sandi:

The Board of Directors continues to believe that it is in the best interests of Meritage Homes Corporation (“Meritage”) to take appropriate steps to allay any concerns you may have about your future employment opportunities with Meritage and its subsidiaries (Meritage and its subsidiaries are collectively referred to as the “Company”).  As a result, the Board has decided to offer to you the benefits described below.  This Amended and Restated Change of Control Agreement supersedes and replaces the Change of Control Agreement dated December 5, 2005.

Please note that the benefits described below will only be effective if you sign the extra copy of this Change of Control Agreement (the “Agreement”) which is enclosed and return it to me.  This Agreement was drafted to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the proposed regulations issued thereunder.  If the final regulations issued under Code Section 409A provide for more liberalized rules than those under this Agreement, and if the Company decides to amend the change of control agreements for other Company executives to reflect any such change, this Agreement will be amended in a manner consistent with the amendments made to those other change of control agreements.

1.             TERM OF AGREEMENT.

This Agreement is effective immediately and will continue in effect as long as you are actively employed by the Company, unless you and the Company agree in writing to its termination.

2.             SEVERANCE PAYMENT AND STOCK OPTION ACCELERATION.

If your employment with the Company is terminated without “Cause” (as defined in Section 6) at any time within two years following a “Change of Control” (as defined in Section 4), you will receive the “Severance Payment” described below.  You will also receive the Severance Payment if you terminate your employment for “Good Reason” (as defined in Section 5) at any time within two years following a Change of Control.

The “Severance Payment” equals the sum of (i) the higher of (x) your annual base salary on the date of termination of your employment, or (y) your annual base salary on the date preceding the Change of Control, and (ii) the highest of the following (a) your average incentive compensation for the two years prior to termination of your employment, or (b) your incentive compensation for the year preceding the year in which the Change of Control occurred.  In addition, you will not be required to repay any portion of the hiring bonus upon such termination of employment.

The Severance Payment will be paid in one lump sum within 15 business days of your termination of employment.

You are not entitled to receive the Severance Payment if your employment is terminated for Cause, if you terminate your employment without Good Reason, or if your employment is terminated by reason of your “Disability” (as defined in Section 8(d)) or your death.  In addition, you are not entitled to receive the Severance Payment if your employment is terminated by you or the Company for any or no reason before a Change of Control occurs or more than two years after a Change of Control has occurred.

In order to receive the Severance Payment, you must execute any release reasonably requested by the Company.

The Severance Payment will be paid to you without regard to whether you look for or obtain alternative employment following your termination of employment with the Company.

Notwithstanding anything in this Agreement or in any option agreement to the contrary, upon a Change of Control, any stock option granted to you shall accelerate and become vested without further action.  You will have a period of one year from the date of termination to exercise such options.

3.             BENEFITS CONTINUATION.

If you are entitled to severance under Section 2, you will continue to receive life, disability, accident and group health insurance benefits substantially similar to those which you were receiving immediately prior to your termination of employment for a period of 18 months following your termination of employment.  Such benefits shall be provided on substantially the same terms and conditions as they were provided prior to the Change of Control.

The Company does not intend to provide duplicative benefits.  As a result, benefits otherwise receivable pursuant to this Section 3 shall be reduced or eliminated if and to the extent that you receive such benefits pursuant to any employment agreement you may have with the Company.

Benefits otherwise receivable pursuant to this Section 3 also shall be reduced or eliminated if and to the extent that you receive comparable benefits from any other source (for example, another employer); provided, however, you shall have no obligation to seek, solicit or accept employment from another employer in order to receive the benefits provided by this Agreement.

4.             CHANGE OF CONTROL DEFINED.

For purposes of this Agreement, the term Change of Control shall mean and include the following transactions or situations:

(a)           A sale, transfer, or other disposition by Meritage through a single transaction or a series of transactions of securities of Meritage representing 33% or more of the combined voting power of Meritage’s then outstanding securities to any “Unrelated Person” or “Unrelated Persons” acting in concert with one another.  For purposes of this Section 4, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Act”)).  For purposes of this Section 4, the term “Unrelated Person” shall mean and include any Person other than the Company, or an employee benefit plan of the Company.

(b)           A sale, transfer, or other disposition through a single transaction or a series of related transactions of all or substantially all of the assets of Meritage to an Unrelated Person or Unrelated Persons acting in concert with one another.

(c)           Any consolidation or merger of Meritage with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the common stock of Meritage immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least 50% of the combined voting power of the surviving corporation’s then outstanding securities.

5.             GOOD REASON DEFINED.

For purposes of this Agreement, the term “Good Reason” shall mean if following a Change of Control you are either (i) not offered the senior most Human Resources position in the surviving corporation or (ii) required to relocate to any employment location that is more than thirty (30) miles from the Company’s Plano, Texas headquarters.

6.             CAUSE DEFINED.

For purposes of this Agreement, the term “Cause” will exist in the following circumstances:  (i) you are convicted of a felony, (ii) you engage in any fraudulent or other dishonest act to the detriment of the Company, (iii) you fail to report for work on a regular basis, except for periods of authorized absence or bona fide illness, (iv) you misappropriate trade secrets, customer lists, or other proprietary information belonging to the Company for your own benefit or for the benefit of a competitor, (v) you engage in any willful misconduct designed to harm the Company or its stockholders, or (vi) you fail to perform properly your assigned duties.

7.             CEILING ON BENEFITS.

The Code places significant tax burdens on you and the Company if the total payments made to you due to a Change of Control exceed prescribed limits.  For example, if your limit is $749,999 (because your “Base Period Income” (as defined below) is $250,000) and the “Total Payments” (as defined below) exceed the limit by even $1.00, you are subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to you in excess of $250,000.  If your limit is $749,999, you will not be subject to an excise tax if you receive exactly $749,999.  If you receive $750,000, you will be subject to an excise tax of $100,000 (20% of $500,000).

In order to avoid this excise tax and the related adverse tax consequences for the Company, by signing this Agreement, you agree that the present value of your Total Payments will not exceed an amount equal to 2.99 times your Base Period Income.  This is the maximum amount which you may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G of the Code.

“Base Period Income” is an amount equal to your “annualized includible compensation” for the “base period” as defined in Sections 280G(d)(1) and (2) of the Code and the regulations adopted thereunder.  Generally, your “annualized includible compensation” is the average of your annual taxable income from the Company for the “base period,” which is the five calendar years prior to the year in which the Change of Control occurs (or the number of years worked if less than five).  For example, if a Change of Control occurs in 2009, your base period compensation would be the average of the compensation includible in your income for years 2006, 2007, 2008 and because you were first employed in 2005, your annualized compensation for that partial year.  Any compensation includible in your income for 2009 is disregarded for these purposes.  These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.

Your “Total Payments” include the sum of the Severance Payment and any other “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations adopted thereunder).

If Meritage believes that these rules will result in a reduction of the payments to which you are entitled under this Agreement, it will so notify you within 60 days following delivery of the “Notice of Termination” described in Section 8.  You and Meritage will then, at Meritage’s expense, retain legal counsel, certified public accountants, and/or a firm of recognized executive compensation consultants to provide an opinion or opinions concerning whether your Total Payments exceed the limit discussed above.

Meritage will select the legal counsel, certified public accountants and executive compensation consultants.  If you do not accept one or more of the parties selected by Meritage you may provide Meritage with the names of legal counsel, certified public accountants and/or executive compensation consultants acceptable to you.  If Meritage does not accept the party or parties selected by you, the legal counsel, certified public accountants and/or executive compensation consultants selected by you and Meritage, respectively, will select the legal counsel, certified public accountants and/or executive compensation consultants to provide the opinions required.

At a minimum, the opinions required by this Section 7 must set forth (a) the amount of your Base Period Income, (b) the present value of the Total Payments and (c) the amount and present value of any excess parachute payments.

If the opinions state that there would be an excess parachute payment, your payments under this Agreement will be reduced to the extent necessary to eliminate the excess.

You will be allowed to choose which payment should be reduced or eliminated, but the payment you choose to reduce or eliminate must be a payment determined by such legal counsel, certified public accountants, and/or executive compensation consultants to be includible in Total Payments.  You will make your decision in writing and deliver it to Meritage within 30 days of your receipt of such opinions.  If you fail to so notify Meritage, it will decide which payments to reduce or eliminate.

If the legal counsel, certified public accountants, and/or executive compensation consultants selected to provide the opinions referred to above so requests in connection with the opinion required by this Section 7, a firm of recognized executive compensation consultants, selected by you and Meritage pursuant to the procedures set forth above, shall provide an opinion, upon which such legal counsel, certified public accountants, and/or executive compensation consultants may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the Change of Control.

If Meritage believes that your Total Payments will exceed the limitations of this Section 7, it will nonetheless make payments to you, at the times stated above, in the maximum amount that it believes may be paid without exceeding such limitations.  The balance, if any, will then be paid after the opinions called for above have been received.

If the amount paid to you by Meritage is ultimately determined, pursuant to the opinion referred to above or by the Internal Revenue Service, to have exceeded the limitation of this Section 7, the excess will be treated as a loan to you by Meritage and shall be repayable on the 90th day following demand by Meritage, together with interest at the “applicable federal rate” provided in Section 1274(d) of the Code.

In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section 7 shall be of no further force or effect.

8.             TERMINATION NOTICE AND PROCEDURE.

Any termination by the Company or you of your employment within two (2) years following a Change of Control shall be communicated by written Notice of Termination to you if such Notice of Termination is delivered by the Company and to the Company if such Notice of Termination is delivered by you, all in accordance with the following procedures:

(a)           The Notice of Termination shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination.

(b)           Any Notice of Termination by the Company shall be in writing signed by a senior executive officer of the Company or member of the Executive Compensation Committee of the Board of Directors of Meritage specifying the basis for such termination.

(c)           If during the two (2) year period following a Change of Control the Company furnishes a Notice of Termination for Cause and you in good faith notify the Company that a dispute exists concerning such termination within the 15-day period following your receipt of such notice, you may elect to continue your employment during such dispute.  If it is thereafter determined that (i) Cause did exist, your “Termination Date” shall be the earlier of (A) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 15 or (B) the date of your death; or (ii) Cause did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice.

(d)           If during the two (2) year period following a Change of Control the Company furnishes a Notice of Termination by reason of Disability and you in good faith notify the Company that a dispute exists concerning such termination within the 15-day period following your receipt of such notice, you may elect to continue your employment during such dispute.  Any dispute relating to the existence of a Disability shall be resolved by the opinion of the licensed physician selected by Meritage, provided, however, that if you do not accept the opinion of the licensed physician selected by Meritage, the dispute shall be resolved by the opinion of a licensed physician who shall be selected by you; provided further, however, that if Meritage does not accept the opinion of the licensed physician selected by you, the dispute shall be finally resolved by the opinion of a licensed physician selected by the licensed physicians selected by Meritage and you, respectively.  If it is thereafter determined that (i) a Disability did exist, your Termination Date shall be the earlier of (A) the date on which the dispute is resolved or (B) the date of your death; or (ii) a Disability did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice.  For purposes of this Agreement, “Disability” shall mean a disability that results in you being medically unable to fulfill your duties of employment for six (6) consecutive months.

(e)           If during the two (2) year period following a Change of Control and as a result of such Change of Control you in good faith furnish a Notice of Termination for Good Reason and the Company notifies you that a dispute exists concerning the termination within the 15-day period following the Company’s receipt of such notice, you may elect to continue your employment during such dispute.  If it is thereafter determined that (i) Good Reason did exist, your Termination Date shall be the earlier of (A) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 15, (B) the date of your death or (C) one day prior to the second anniversary of a Change of Control; or (ii) Good Reason did not exist, your employment shall continue after such determination as if you had not delivered the Notice of Termination asserting Good Reason.

(f)            If during the two (2) year period following a Change of Control you do not elect to continue employment pending resolution of a dispute regarding a Notice of Termination, and it is finally determined that the reason for termination set forth in such Notice of Termination did not exist, if such notice was delivered by you, you shall be deemed to have voluntarily terminated your employment other than for Good Reason and if delivered by the Company, the Company will be deemed to have terminated you other than by reason of Disability or Cause.

(g)           For purposes of this Agreement, a transfer of your employment from Meritage to one of its subsidiaries or a transfer of your employment from a subsidiary to Meritage or another subsidiary shall not be treated as a termination of employment.

9.             SUCCESSORS.

Meritage will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Meritage to assume, whether expressly or by operation of law, this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of Meritage to obtain such assumption shall be a breach of this Agreement and shall entitle you to compensation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.  As used in this agreement “Company” shall mean Company, as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.          BINDING AGREEMENT.

This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

11.          NOTICE.

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to Meritage shall be directed to the attention of the Chief Executive Officer of Meritage with a copy to the General Counsel of Meritage, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

12.          MISCELLANEOUS.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and a senior executive officer of the Company or a member of the Executive Compensation Committee of the Board of Directors of Meritage.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.  All references to sections of the Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

13.          VALIDITY.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.          COUNTERPARTS.

This Agreement may be executed in several counterparts, each of which shall he deemed to be an original but all of which together will constitute one and the same instrument.

15.          ALTERNATIVE DISPUTE RESOLUTION.

All claims, disputes and other matters in question between the parties arising under this Agreement shall, unless otherwise provided herein (such as in Sections 7 and 8(d)), be resolved by the arbitration provisions set forth below.

Any dispute, controversy, or claim, whether contractual or non-contractual, between Meritage and you arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”).  Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to Meritage and you.  All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $100,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators.  If the parties hereto are unable to agree on the arbitrator(s), then the AAA shall select the arbitrator(s).  The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act.  The arbitrator(s) shall award damages to the prevailing party.  The arbitration award shall be in writing and shall include a statement of the reasons for the award.  The arbitration shall be held in the Dallas/Fort Worth metropolitan area.  The arbitrator(s) shall award reasonable attorneys’ fees and costs to the prevailing party.

16.          EXPENSES AND INTEREST.

If a good faith dispute shall arise with respect to the enforcement of your rights under this Agreement or if any arbitration or legal proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, and you are the prevailing party, you shall recover from the Company any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and prejudgment interest on any money judgment obtained by you calculated at the rate of interest announced by Guaranty Bank from time to time as its prime rate from the date that payments to you should have been made under this Agreement.

17.          PAYMENT OBLIGATIONS ABSOLUTE.

Meritage’s obligation to pay you the compensation and to make the arrangements in accordance with the provisions herein shall be absolute and unconditional and shall not be affected by any circumstances; provided, however, that the Company may apply amounts payable under this Agreement to any debts owed to the Company by you on your Termination Date.  All amounts payable by Meritage in accordance with this Agreement shall be paid without notice or demand.  If Meritage has paid you more than the amount to which you are entitled under this Agreement, the Company shall have the right to recover all or any part of such overpayment from you or from whomsoever has received such amount.

18.          ENTIRE AGREEMENT.

This Agreement sets forth the entire agreement between you and Meritage concerning the subject matter discussed in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, or  warranties, whether written or oral, by any officer, employee or representative of the Company.  Any prior agreements or understandings with respect to the subject matter set forth in this Agreement are hereby terminated and canceled.

19.          PARTIES.

This Agreement is an agreement between you and Meritage.  In certain cases, though, obligations imposed upon Meritage may be satisfied by a subsidiary of Meritage.  Any payment made or action taken by a subsidiary of Meritage shall be considered to be a payment made or action taken by Meritage for purposes of determining whether Meritage has satisfied its obligations under this Agreement.

20.          SECTION 409A.

If any payments under this Agreement are subject to the provisions of Code Section 409A, it is intended that the Agreement will comply fully with and meet all the requirements of Code Section 409A.

If you would like to participate in this special benefits program, please sign and return the extra copy of this letter which is enclosed.

Sincerely,

MERITAGE HOMES CORPORATION

By.	/s/ Steven J. Hilton
Name:	Steven J. Hilton
Title:	Chief Executive Officer

ACCEPTANCE

I hereby accept the offer to participate in this special benefits program and I agree to be bound by all of the provisions noted above.

/s/ Sandra R.A. Karrmann
Sandra R.A. Karrmann